CONFIDENTIAL

APOLLO GLOBAL MANAGEMENT, LLC
2007 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED SHARE AWARD GRANT NOTICE
Apollo Global Management, LLC, a Delaware limited liability company (the “Company” or “AGM”), pursuant to its 2007 Omnibus Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), the number of Class A Shares of the Company (“Shares”) set forth below (the “Restricted Shares”). This Award of Restricted Shares is subject to all of the terms and conditions set forth in this Restricted Share Award Grant Notice (“Grant Notice”) and in the Amended and Restated Limited Partnership Agreement of [ ] (the “Carry Plan”), including, without limitation, Exhibit [ ] attached thereto, which includes the Restricted Share Award Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms of the Carry Plan, the “Restricted Share Award Agreement”) (including, without limitation, the restrictions on the Shares set forth in the Carry Plan and the Restricted Share Award Agreement) and the Plan, all of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Share Award Agreement.

Participant:	[ ]
Date of Grant:	[ ]
Total Number of Restricted Shares:	[ ] Shares
Purchase Price per Share:	$[ ]
Total Purchase Price:	$[ ]
Vesting Commencement Date:	[[February 15] OR [May 15] OR [August 15] OR [November 15]], 20[ ]
Vesting Schedule:
Subject to the terms of the Restricted Share Award Agreement, one third (1/3) of the Restricted Shares will vest on each of the first three anniversaries of the Vesting Commencement Date. See also Exhibit A to the Restricted Share Award Agreement, including with regard to additional vesting as a result of the Participant’s death or Disability.

By his or her signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Share Award Agreement and this Grant Notice, and to file timely a Section 83(b) election with respect to the Participant’s grant of the Restricted Shares substantially in the form attached hereto as Notice Annex A. The Participant has reviewed the Carry Plan, the Restricted Share Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Share Award Agreement, the Plan and the Carry Plan. If this Grant Notice is not executed and returned to the Company on or before [ ], and such failure continues for five business days after notice thereof, this Award will be null and void ab initio and the Participant will have no rights with respect to it, and will forfeit any amounts that would have been distributed to the Participant under the Carry Plan to fund the purchase of Shares contemplated hereunder. No amendment or modification of this Grant Notice shall be valid unless it shall be in writing and signed by all parties hereto.

APOLLO GLOBAL MANAGEMENT, LLC	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:
Address: 9 West 57th Street New York, NY 10019

Notice Annex A
SECTION 83(b) TAX ELECTION
This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83‑2.
(1)    The taxpayer who performed the services is:
Name:    ____________________________________________
Address:    ____________________________________________
    ____________________________________________
Taxpayer ID No.:    ___________________________________
(2)    The property with respect to which the election is being made is [________] Class A Shares of Apollo Global Management, LLC (the “Company”).
(3)    The property was transferred on [___________, 20____] (Date of Grant).
(4)    The taxable year for which the election is being made is the calendar year [________].
(5)    Subject to the taxpayer’s continuous service with the Company or its Affiliates, one third (1/3) of the shares will vest on each of the first three anniversaries of the vesting commencement date. In addition, upon the Participant’s termination of employment or service (i) due to death or (ii) by the Company and its Affiliates by reason of disability (as defined in the Restricted Share Award Agreement), the Participant shall also vest in 50% of the unvested Restricted Shares that remain subject to the Award as of such termination date.
(6)    The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $______ per share.
(7)    The taxpayer paid $______ per share for the property described above.
(8)    A copy of this statement was furnished to the entity for which the taxpayer rendered the services underlying the transfer of property.
(9)    This statement is executed on the ______ day of ____________, 20 _____.
By:    _________________________________________, Taxpayer

(1)
THE TAXPAYER MUST FILE THIS COMPLETED FORM WITH THE INTERNAL REVENUE SERVICE CENTER WITH WHICH TAXPAYER FILES HIS/HER U.S. FEDERAL INCOME TAX RETURNS WITHIN 30 DAYS OF THE TRANSFER OF THE ABOVE-DESCRIBED PROPERTY.

(2)	THE TAXPAYER MUST ALSO FILE A COPY OF THIS COMPLETED FORM WITH THE TAXPAYER’S ANNUAL FEDERAL INCOME TAX RETURN.

(3)	THE TAXPAYER MUST ALSO FILE A COPY OF THIS COMPLETED FORM WITH THE SECRETARY OF THE COMPANY.

RESTRICTED SHARE AWARD AGREEMENT
UNDER THE APOLLO GLOBAL MANAGEMENT, LLC
2007 OMNIBUS EQUITY INCENTIVE PLAN
This Award Agreement (this “Restricted Share Award Agreement”), dated as of the date (the “Date of Grant”) set forth on of the Grant Notice associated with this Restricted Share Award Agreement (the “Grant Notice”), is made by and between Apollo Global Management, LLC, a Delaware limited liability company (the “Company”), [ ] Advisors [ ], L.P. (“Advisors”) and the person named in the Grant Notice (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company. If the Grant Notice is not executed and returned to the Company in accordance with its terms, this Award will be null and void ab initio and the Participant will have no rights hereunder and will forfeit any amounts that would have been distributed to the Participant under the Amended and Restated Limited Partnership Agreement of [ ], as the same may be amended, modified or supplemented from time to time (the “Carry Plan”) to fund the purchase of Shares contemplated under the Grant Notice.
1.Grant of Restricted Shares. The Company hereby grants to the Participant that number of restricted Shares (the “Restricted Shares”) set forth in the Grant Notice, subject to all of the terms and conditions of this Restricted Share Award Agreement, the Plan and the Carry Plan.
2.Purchase Price. The purchase price per Share of the Restricted Shares is set forth on the Grant Notice.
3.Book Entry; Certificates. At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Restricted Share Award Agreement, and following vesting the Company shall cause certificates representing the Shares to be issued; or (ii) certificate form pursuant to the terms of Section 6. Physical possession or custody of any Share certificates that are issued shall be retained by the Company until such time as the Restricted Shares vest. The Participant may be required to execute and deliver to the Company a customary stock power with respect to the Shares and to deliver to the Company any representations or other documents or assurances required pursuant to Section 14.
4.Lapse of Restrictions.
(a)Subject to Section 4(b), the Restricted Shares shall become vested hereunder in accordance with the vesting schedule set forth on Exhibit A hereto (the period during which the Restricted Shares are subject to forfeiture, the “Restricted Period”).
(b)Except as otherwise provided under the terms of the Plan, or in the vesting schedule set forth on Exhibit A hereto, if the Participant’s employment or service terminates for any reason, such that the Participant has experienced a “separation from service” (as such term is defined in Treasury Regulation §1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) (a “Termination”), then all rights of the Participant with respect to Restricted Shares that have not vested shall be immediately repurchased by the Company or its designee for a price per Share equal to the Purchase Price (the aggregate amount to be paid to be referred to as the “Purchase Consideration”). Following such repurchase, neither the Participant nor any of his or her successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Shares. The Purchase Consideration will not be paid to the Participant, but rather, the Company or its designee, as agent for the Participant, will pay directly to Advisors the Purchase Consideration. The Participant will be deemed to have made a capital contribution to Advisors in an amount equal to the Purchase Consideration, but such Participant shall forfeit any right to receive any distributions with respect to such increased capital. The proceeds of such capital contribution shall be distributed to APH (as defined in the Carry Plan), and the Participant shall have no rights or claim with respect to such capital contribution; provided that the Participant’s capital account shall be adjusted to reflect the contribution made (including on the Participant’s behalf) by such Participant to Advisors. Each of the Carry Plan and APH shall be third party beneficiaries with respect to this provision with the right to enforce their rights hereunder. Employment or service for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon a Termination.
(c)Subject to the terms of this Agreement, the Restricted Shares may not, directly or indirectly, be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered during the Restricted Period. The transfer restrictions contained in the preceding sentence shall not apply to (i) transfers to the Company, or (ii) transfers of vested Shares granted under this Award by will or the laws of descent and distribution, or (iii) if approved by the Administrator in its sole discretion, transfers of Restricted Shares in accordance with the requirements of Instruction A.1.(a)(5) of Form S-8 under the Securities Act or other applicable law. The approval contemplated by clause (iii) of the immediately preceding sentence shall not be unreasonably withheld by the Administrator with respect to a transfer of Shares by the Participant to a Related Party (as defined in the Carry Plan) (which transfer may occur only with the prior written approval of the Administrator), it being understood that the Related Party shall be required to agree to be bound by the transfer restrictions contained in the Plan, the Carry Plan and this Agreement that apply to the Participant. The Restricted Shares shall be subject to repurchase as described in Section 4(b) until the lapse of the Restricted Period (as defined above).
5.Rights as a Shareholder; Distributions.
(a)    The Participant shall be the record owner of the Restricted Shares until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company, including the right to vote such Shares and receive distributions paid with respect to such Shares. Notwithstanding the foregoing, any non-cash distributions shall be subject to the same restrictions on transferability and encumbrance as the Restricted Shares with respect to which they were paid.
(b)    If the Participant forfeits any rights he has under this Restricted Share Award Agreement in accordance with Section 4, the Participant shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to any such forfeited Restricted Shares and shall no longer be entitled to vote or receive distributions on such Shares.
6.Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the end of the Restricted Period shall bear the following legend (in addition to any other legend or legends required under applicable securities laws, which legend or legends shall not be limited to the Restricted Period), subject to updating or modification by the Company from time to time:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE APOLLO GLOBAL MANAGEMENT, LLC 2007 OMNIBUS EQUITY INCENTIVE PLAN AND A RESTRICTED SHARE AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND APOLLO GLOBAL MANAGEMENT, LLC, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
7.Restricted Share Award Agreement Subject to Plan. This Restricted Share Award Agreement is made pursuant to all of the provisions of the Plan and the Carry Plan, both of which are incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.
8.No Rights to Continuation of Employment or Service. Nothing in the Plan, the Carry Plan or this Restricted Share Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary or Affiliate thereof or shall interfere with or restrict the right of the Company (or a Subsidiary or Affiliate or its shareholders, as the case may be) to terminate the Participant’s employment or service at any time for any reason whatsoever, with or without Cause (subject to compliance with all terms and conditions required in connection therewith). The Plan and this Restricted Share Award Agreement shall not (a) form any part of any contract of employment or contract for services between the Company or any past or present Subsidiary or Affiliate thereof and any directors, officers or employees of those companies, (b) confer any legal or equitable rights (other than those constituting the Awards themselves) against the Company or any past or present Subsidiary or Affiliate thereof, directly or indirectly, or (c) give rise to any cause of action in law or in equity against the Company or any past or present Subsidiary or Affiliate thereof.
9.Restrictive Covenants. The Participant agrees that the restrictive covenants set forth in the [award letter provided to the Participant under the] Carry Plan are incorporated herein by reference as if contained herein. The Participant understands, acknowledges and agrees that such restrictive covenants apply to the Participant for the periods provided in such documents and that the Company would not have granted this Award had the Participant not agreed to be bound by such restrictive covenants.
10.Taxes.
(a)    Withholding. The Participant is responsible for all taxes and any tax-related penalties the Participant incurs in connection with the Award. The Company or its Subsidiaries or Affiliates shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct, from other compensation payable to the Participant, any sums required by U.S. federal, state or local law (or by any tax authority outside the United States) to be withheld or accounted for by the Company or its Subsidiaries or Affiliates with respect to any Restricted Share. The Company in its discretion may require any other available method to satisfy any withholding or tax obligations of the Company or its Subsidiaries or Affiliates with respect to the Shares at the minimum applicable rates.
(b)    Section 83(b) Election. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Shares or with an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Restricted Share Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Restricted Share Award Agreement. As a condition to the effectiveness of this Award, the Participant is required to file timely an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. A form of Section 83(b) election is provided for this purpose as Notice Annex A to the Grant Notice.
(c)    Section 409A Compliance. This Award is intended to be exempt from, or comply with, Section 409A, and to be interpreted in a manner consistent therewith. Notwithstanding anything to the contrary contained in this Restricted Share Award Agreement, to the extent that the Administrator determines that the Plan or a Restricted Share is subject to Section 409A and fails to comply with the requirements of Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify the Participant for failure to do so), without the consent of the Participant, to amend or terminate the Plan and Restricted Share Award Agreement and/or to amend, restructure, terminate or replace the Restricted Share in order to cause the Restricted Share to either not be subject to Section 409A or to comply with the applicable provisions of such section. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or any Subsidiary or Affiliate to the Participant (if the Participant is then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A (or, if earlier, upon the Participant’s death). Each payment or installment due under this Restricted Share Award Agreement is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any Subsidiary or Affiliate (or any agent thereof) have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A.
11.Governing Law; Arbitration; Waiver of Jury Trial. This Restricted Share Award Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute, controversy, suit, action or proceeding arising out of or relating to this Award or any other Award, other than injunctive relief, will, notwithstanding anything to the contrary contained in Section 14(e) of the Plan, be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Delaware law) in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The Company and the Participant will share the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTICIPANT AND THE COMPANY WAIVE AND COVENANT THAT THE PARTICIPANT AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH AN AWARD UNDER THE PLAN OR ANY MATTERS CONTEMPLATED THEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AWARD AGREEMENT OR ANOTHER AWARD UNDER THE PLAN AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.Restricted Share Award Agreement Binding on Successors. The terms of this Restricted Share Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company, its Affiliates and its and their successors and assignees, subject to the terms of the Plan.
13.No Assignment. Subject to the second sentence of Section 4(c), neither this Restricted Share Award Agreement nor any rights granted herein shall be assignable by the Participant other than (with respect to any rights that survive the Participant’s death) by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Restricted Shares or Restricted Shares by any holder thereof in violation of the provisions of this Restricted Share Award Agreement or the Plan will be valid, and the Company will not transfer any of said Restricted Shares or Restricted Shares on its books nor will any Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions. The Company may meet any of its obligations with respect to the Award by causing such obligation to be satisfied by one or more of its Subsidiaries or Affiliates.
14.Compliance with Law; Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Restricted Share Award Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations. The Company shall not be obligated to transfer any Shares to the Participant free of a restrictive legend or notation if such transfer, in the reasonable view of the Administrator, could violate the Securities Act or any other applicable law.
15.Severability. Should any provision of this Restricted Share Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Award Agreement. Moreover, if one or more of the provisions contained in this Restricted Share Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, then in lieu of severing such unenforceable provision or provisions, it or they shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by a judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
16.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Award Agreement shall in no way be construed to be a waiver of that provision or of any other provision hereof.
17.Entire Agreement. This Restricted Share Award Agreement, the Grant Notice, the Carry Plan and the Plan (collectively, the “Grant Documents”) contain the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior writings or understandings with respect to the grant of Restricted Shares covered by this Award. The Participant acknowledges that any summary of the Grant Documents provided by the Company or any of its Affiliates is subject in its entirety to the terms of the Grant Documents. References herein or in the Plan to this Restricted Share Award Agreement include references to its Exhibits, the Grant Notice and its Annexes, and the Carry Plan and the attachments thereto that pertain to this Award.
18.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any Section.
19.Counterparts. This Restricted Share Award Agreement may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
20.Amendment. Except as otherwise provided in the Plan or Section 10(c), no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties to the Grant Notice.
21.Disposition of Vested Shares. Subject to applicable law, the Participant may dispose of his or her vested Shares granted under this Award during any “window period” in which sales by Company personnel are permitted, or otherwise pursuant to the terms of a 10b5-1 plan on the same terms as apply to the use of such plans by other Company personnel, subject to approval by the Company’s compliance department. The Restricted Shares and vested Shares granted under this Award are not subject to the Company’s Share Ownership Policy.
22.Acknowledgements and Representations. The Participant is acquiring the Restricted Shares solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell or distribute, or to offer for resale in connection with any unregistered distribution, all or any portion of the Restricted Shares within the meaning of the Securities Act and/or any other applicable securities laws. The Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Award and the restrictions imposed on the Restricted Shares. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to accept the Award. However, in evaluating the merits and risks of an investment in the Company, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors. The Participant is aware that Restricted Shares may be of no practical value. The Participant has read and understands the restrictions and limitations set forth in the Plan and this Restricted Share Award Agreement, which are imposed on the Restricted Shares. The Participant confirms that the Participant has not relied on any warranty, representation, assurance or promise of any kind whatsoever in entering into this Restricted Share Award Agreement other than as expressly set out in this Restricted Share Award Agreement or in the Plan. The Participant hereby accepts and agrees to all of the terms and provisions of this Restricted Share Award Agreement, including its Exhibits.
23.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
24.Recoupment. The Participant, by accepting the Award, hereby acknowledges and agrees that the Participant will be subject to any policy of general applicability adopted by the Company pursuant to an applicable law or rule that provides for the repayment or forfeiture of incentive compensation (including but not limited to Awards), including, without limitation, as a result of a required accounting restatement due to material noncompliance with a financial reporting requirement.

Exhibit A
Vesting Schedule
The Restricted Period will lapse as follows: the Restricted Shares shall vest (and the Restricted Period will lapse) with respect to one third (1/3) of the Award on each of the first three anniversaries of the Vesting Commencement Date set forth in the Grant Notice, provided the Participant remains in continuous employment or service with the Company or its Affiliates through each such vesting date. Notwithstanding the foregoing, upon the Participant’s Termination (i) due to death or (ii) by the Company and its Affiliates by reason of Disability. For purposes of the Award, the Participant shall be deemed to be in continuous employment or service until such time as the Participant dies or otherwise experiences a Termination, or, if earlier, upon providing or receiving notice that his or her employment or service will terminate. Notwithstanding the foregoing, fractional Restricted Shares shall not be deemed vested until they accumulate to equal one whole Share.